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                                                                    EXHIBIT 12.1


                             COX COMMUNICATIONS, INC

                     STATEMENT SETTING FORTH COMPUTATION OF

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                             Six Months
                                                                  Year Ended December 31                     Ended June 30
                                                    1997        1998       1999       2000      2001        2001       2002
                                                  -----------------------------------------------------   -------------------
Earnings available for Fixed Charges:
-------------------------------------
Income (loss) from continuing operations
   before minority interest                       $ (136.5)   $1,270.7   $  900.5   $1,995.1   $  109.1   $    0.2   $ (380.6)
Income tax expense (benefit)                         (53.5)      822.8      580.0      877.0       94.0       42.5     (189.2)
Equity in net losses of affiliated companies         404.4       547.2       90.5        7.3       40.0       11.7       23.7
Fixed Charges (see below), excluding
   capitalized interest                              210.6       233.2      348.0      662.7      671.8      351.8      305.1
                                                  --------    --------   --------   --------   --------   --------   --------
     Total                                        $  425.0    $2,873.9   $1,919.0   $3,542.1   $  914.9   $  406.2   $ (241.0)
                                                  ========    ========   ========   ========   ========   ========   ========

Fixed charges:
--------------
Interest expense                                  $  202.1    $  223.3   $  305.7   $  550.8   $  565.9   $  297.0   $  256.0
Minority interest expense (pre tax)                     --          --       29.0       91.4       80.6       42.8       34.1
Capitalized interest                                   0.1          --         --         --         --         --         --
Interest component of rentals charged to income        8.5         9.9       13.3       20.5       25.3       12.0       15.0
Dividends on subsidiary preferred stock                 --          --         --         --         --         --         --
                                                  --------    --------   --------   --------   --------   --------   --------
     Total fixed charges including capitalized
       interest                                   $  210.7    $  233.2   $  348.0   $  662.7   $  671.8   $  351.8   $  305.1
                                                  ========    ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                     2.0        12.3        5.5        5.3        1.4        1.2       (0.8)
                                                  ========    ========   ========   ========   ========   ========   ========
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